Exhibit 10.1

[Honeywell Letterhead]

Brian S. Cook	Honeywell
Vice President	101 Columbia Road
Corporate Planning &	Building AB-3C
Development Department	Morristown, NJ 07962-2245

973 455-5526
973 455-6039 Fax
brian.cook2@honeywell.com

May 31, 2007

Richardson Electronics, Ltd.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147

Attention: Edward J. Richardson

Dear Mr. Richardson:

Reference is hereby made to the Acquisition Agreement (as amended, modified or supplemented in accordance with its terms, the “Agreement”) made and entered into as of April 6, 2007 by and among Honeywell International Inc., a Delaware corporation (“Purchaser”), Burtek Systems Corp., a Nova Scotia unlimited liability company (the “Company”), Richardson Electronics, Ltd., a Delaware corporation (“Richardson”), and each other Subsidiary of Richardson set forth on the signature pages thereto (collectively with Richardson, but excluding the Company, “Sellers”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

In connection with the transactions contemplated by the Agreement, the Purchaser hereby agrees to the following:

1. Purchaser hereby waives any rights it may have against Sellers or the Company with respect to the failure by Richardson Electronics S.r.l. to have made the notice required under Article 2112 of the Italian Civic Code and the relevant amendment Article 47 of law 428 of December 29, 1990 within the five day period agreed to by the parties in Section 6.13(a)(i) of the Agreement, and extends until 5:00 p.m. Rome, Italy time on May 16, 2007, the deadline for such notice and the commencement of Purchaser’s rights under the Agreement with respect to the failure to meet such notice deadline.

2. Purchaser hereby acknowledges and agrees that the lease of the real property located at No. 9 Hiero Street, No. 9, Madrid, Spain (the “Madrid Property”) shall not be an Included Leased Real Property under Section 2.1(k) of the Agreement and hereby waives Section 8.5 of the Agreement as it relates to the Madrid Property and acknowledges and agrees that the removal of the Madrid Property from Schedule 2.1(k) shall not be deemed a breach of Section 2.1(k), 4.20, 6.2 or 8.5 of the Agreement. Further, Purchaser hereby agrees to pay to Richardson Electronics Iberica S.A. (“Richardson Iberica”) an amount equal to euro 1,950 (one thousand nine hundred fifty euros) on the first day of each month in which Purchaser or its Affiliate will utilize any part of the Madrid Property. Purchaser will provide Richardson Iberica with not less than ninety (90) days written notice prior to terminating its occupancy of the Madrid Property.

3. Purchaser hereby acknowledges and agrees that transactions contemplated under the Agreement will not have received clearance or approval under Brazilian Antitrust Laws prior to the Closing and that Purchaser hereby waives the condition contained in Section 8.6 of the Agreement to the extent it relates approval under Brazilian Antitrust Laws.

4. Purchaser hereby acknowledges and agrees that Wendy Diddell is an Employee who is actively employed in the Business and who will not become an employee of the Purchaser at the Closing. Purchaser hereby agrees that the Employment, Nondisclosure and Non-Compete Agreement between Richardson and Wendy Diddell, dated June 1, 2004 (the “Diddell Agreement”) will be excluded from Disclosure Schedules 3.5(s) and 7.3. Accordingly, Purchaser acknowledges and agrees that Sellers are not in breach of Sections 3.5(s) or 7.3 of the Agreement by virtue of not transferring the Diddell Agreement to Purchaser.

5. Because Sellers and the Company have not obtained and delivered to Purchaser on or before the Closing Date a certificate issued by the CRA under subsection 116(2) of the Canada Tax Act (the “CRA Certificate”) in respect of the disposition of the Shares in form and substance acceptable to Purchaser in accordance with the provisions of Section 3.7(a) of the Agreement, Purchaser elects to exercise its right to withhold from the Initial Consideration an amount equal to twenty-five percent (25%) of the Initial Shares Purchaser Price (the “Withheld Funds”) pursuant to Section 3.7(c) of the Agreement. Notwithstanding Section 3.7(h) of the Agreement, Purchaser hereby agrees to apply the Withheld Funds to the purchase of a U.S. Dollar-denominated one month certificate of deposit with the Royal Bank of Canada. Upon delivery of the CRA Certificate to Purchaser, Purchaser shall transfer to the Purchaser the Withheld Funds minus an amount required to be remitted to the Receiver General for Canada, if any, plus all accrued interest thereon.

6. (a) The parties acknowledge and agree that the Sale Assets and Assumed Liabilities located in Colombia (the “Colombia Business”) shall not be transferred and assigned to Purchaser at the Closing on account of the Purchaser’s need to establish an affiliate entity under the laws of Colombia (the “Colombia Purchaser”) prior to purchasing the Colombia Business. Purchaser will holdback US$370,000 (three hundred seventy thousand United States Dollars) of the Initial Consideration on the Closing Date and shall transfer such amount to the Seller in connection with the Colombia Closing Date.

(b) With respect to the Colombia Business: (i) the failure to transfer and assign the Colombia Business on the Closing Date shall not constitute a failure to satisfy any condition set forth in Article VIII or Article IX of the Agreement or a grounds for termination under Article XI; (ii) the representations and warranties made by Sellers in Article IV of the Agreement with respect to the Colombia Business shall be deemed made as of the Colombia Closing Date, and the obligations of Sellers relating to the Colombia Business, as set forth in Articles VI and VII of the Agreement, shall apply as if the references to the Closing and the Closing Date were references to the Colombia Closing and the Colombia Closing Date; (iii) the purchase and sale of the Colombia Business shall be subject to the conditions set forth in Article VIII or Article IX of the Agreement as they relate only to the Colombia Business (other than the conditions set forth in Sections 8.1 and 8.4 of the Agreement, which shall not be conditions to Purchaser’s obligation to consummate the purchase of the Colombia Business); (iv) the portion of the Net Working Capital that relates to the Colombia Business shall be excluded from the Closing Net Working Capital Statement until such time as the sale of the Colombia Business is consummated, at which time the parties shall endeavor to include the relevant amounts relating to the Colombia Business in the Closing Net Working Capital Statement and the related adjustment contemplated by Section 3.3 of the Agreement; and (v) Purchaser hereby grants Richardson and Sellers a royalty-free, non-exclusive, non-transferable right and license to use the Assigned Marks (as defined in the Trademark Assignment) in connection with the operation of the Colombia Business until the Colombia Closing Date.

(c) Purchaser agrees that it will use its best efforts to have the Colombian Purchaser duly formed under the laws of Colombia as promptly as practicable. If the Colombia Closing has not occurred within thirty (30) days after May 31, 2007, the Colombia Purchase Price shall increase daily at an annual rate of the prime rate plus two percent (2%). Upon the occurrence of the Colombia Closing, Purchaser shall pay to Richardson Electronics Colombia S.A. or its affiliate the Colombia Purchase Price as of the Colombia Closing.

7. In connection with the transfer and assignment of the Sale Assets and Assumed Liabilities located in Spain (the “Spanish Business”), Dimas Allande Gomez (“Dimas”) shall become an employee of Purchaser. Dimas commenced a medical leave from his employment on May 30, 2007. Richardson hereby agrees to reimburse Purchaser for fifty percent (50%) of any and all payments owed to Dimas which are statutorial required as a result of his medical leave from the Closing through the date on which Dimas becomes an active employee of Purchaser or any of its Affiliates. In addition, Richardson agrees that in the event that Dimas’ employment with Purchaser is affirmatively terminated by Purchaser after July 1, 2007 and on or before September 30, 2007, Richardson shall reimburse Purchaser for fifty percent (50%) of any amounts paid to Dimas in connection with such termination up to a maximum amount equal to nine months of his total monthly salary on May 31, 2007. For purposes of clarification, “affirmatively terminated” means termination of Dimas by Purchaser with cause or without cause, but not constructive termination (ie termination actively requested by Dimas in court). Nothing in this Section 7 shall otherwise alter the indemnification obligations under Article X of the Agreement, including Richardson’s indemnification obligations for Losses relating to Dimas and arising on or prior to the Closing Date.

The foregoing shall constitute an amendment to the provisions of the Agreement, provided, however, that except as expressly stated above, nothing herein is intended to amend, modify, terminate or constitute a waiver with respect to any provision of the Agreement and all such other provisions of the Agreement shall remain in full force and effect. Each future reference to the Agreement will refer to the Agreement as amended by this letter agreement.

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Please indicate your acknowledgement of the matter set forth herein by countersigning this letter in the space provided below and returning a copy to me by facsimile at (973) 455-6039.

Sincerely,

Brian S. Cook Vice President, Corporate Development

ACKNOWLEDGED AND AGREED ON BEHALF OF ALL SELLERS: RICHARDSON ELECTRONICS, LTD.

By:
Edward J. Richardson

Chairman, President and Chief Executive Officer